UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2017

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

Effective September 21, 2017, Accuray Incorporated (the “Company”) appointed Shig Hamamatsu as Vice President, Finance and Chief Accounting Officer, and as principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission. Mr. Hamamatsu, age 44, will oversee the Company’s accounting matters. Kevin Waters will continue in his role as Senior Vice President, Chief Financial Officer of the Company, but will no longer serve as the Company’s principal accounting officer as of the date of Mr. Hamamatsu’s appointment.

Mr. Hamamatsu joined the Company as its Vice President, Finance and Chief Accounting Officer in September 2017. Prior to joining the Company, Mr. Hamamatsu served as VP, Corporate Controller at Cepheid, a publicly traded molecular diagnostics company that was acquired by Danaher Corporation, from November 2015 to May 2017.  From June 2014 to November 2015, he served as VP, Finance and Corporate Controller at Cypress Semiconductor Corporation, a publicly traded global semiconductor manufacturer.  From May 2012 until May 2014, Mr. Hamamatsu served as VP, Finance at RPX Corporation, a publicly traded patent risk management solutions provider.  Mr. Hamamatsu began his career as an auditor at PricewaterhouseCoopers LLP.  Mr. Hamamatsu received his B.A., Business Administration, concentration in accounting, from University of Washington.  He is a certified public accountant in the state of California (inactive).

In connection with Mr. Hamamatsu’s appointment, the Company and Mr. Hamamatsu entered into the Company’s standard form of indemnification agreement for its directors and officers in substantially the form previously filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2011, the terms of which are incorporated herein by reference.

Mr. Hamamatsu is not a party to any arrangement or understanding regarding his selection as an officer. Mr. Hamamatsu has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Hamamatsu is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Offer Letter and Other Compensatory Arrangements

Pursuant to his offer letter with the Company (the “Offer Letter”), Mr. Hamamatsu’s initial base salary will be $325,000.  He will also be eligible to earn an annual cash incentive bonus, which is initially set at a target amount of 35% of Mr. Hamamatsu’s base salary, subject to the achievement of certain company performance goals.  For fiscal 2018, Mr. Hamamatsu’s annual cash incentive bonus is guaranteed to be at least 100% of target and will not be pro-rated based on his employment start date.  Mr. Hamamatsu is also eligible to participate in the Company’s employee benefit programs on the same basis as other similarly-situated executives of the Company.  The Company will file the Offer Letter as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.  The foregoing description of the material terms of the Offer Letter is subject to, and qualified in its entirety by reference to, the Offer Letter when filed.

Further, as a material inducement to Mr. Hamamatsu’s acceptance of employment with the Company, the Compensation Committee of the Company’s Board of Directors approved the grant to Mr. Hamamatsu of 100,000 restricted stock units (the “Inducement Award”).  The Inducement Award, which will have a grant date of September 29, 2017, will vest over four years, with 25% of the underlying shares of the Company’s common stock subject to the award vesting on each of the first, second, third, and fourth anniversaries of the grant date, subject to Mr. Hamamatsu’s continuous service to the Company through each vesting date. The Inducement Award is being made pursuant to a stand-alone inducement award agreement (the “Inducement Award Agreement”) outside of the Company’s 2016 Equity Incentive Plan as a material inducement to Mr. Hamamatsu’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).  The Company will file the Inducement Award Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.  The foregoing description of the material terms of the Inducement Award Agreement is subject to, and qualified in its entirety by reference to, the Inducement Award Agreement when filed.

The Company also entered into a change in control agreement with Mr. Hamamatsu effective as of September 21, 2017 (the “Change in Control Agreement”).  The Change in Control Agreement provides that if Mr. Hamamatsu is terminated without cause or resigns for good reason three months prior to or within twelve months following a change in control of the Company, then Mr. Hamamatsu will be entitled to enhanced severance benefits, including (i) a lump sum payment equal to twelve (12) months of his base salary; (ii) 100% of his target bonus for the fiscal year in which such termination occurs; (iii) reimbursement of health insurance premiums for twelve (12) months; and (iv) the full acceleration of all of his then-outstanding unvested Company equity awards.  The Company will file the Change in Control Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.  The foregoing description of the material terms of the Change in Control Agreement is subject to, and qualified in its entirety by reference to, the Change in Control Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: September 27, 2017	By:	/s/ Alaleh Nouri
Alaleh Nouri
Senior Vice President, General Counsel and Corporate Secretary